EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
jth@yorkwater.com, 717-718-7554
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS

York, Pennsylvania, May 7, 2024:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the first quarter of 2024.

President Hand reported that first quarter operating revenues of $17,628,000 increased $2,227,000 and net income of $4,327,000 increased $674,000 compared to the first quarter of 2023.  Basic and Diluted Earnings per share of $0.30 for the three-month period increased $0.04 compared to the same period last year.  Increased revenues were primarily due to an increase in rates effective March 1, 2023 partially offset by a reset to zero of the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Growth in the customer base also added to revenues.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.

During the first three months of 2024, the Company invested $8.5 million in capital projects for armoring and replacing the spillway of the Lake Williams dam, wastewater treatment plant construction, as well as various replacements and improvements to infrastructure and routine items.  The Company completed the acquisitions of the MESCO, Inc. wastewater collection and treatment assets and the Longstown Mobile Estates water assets.  With the MESCO acquisition, the Company now serves 56 municipalities within four counties in south-central Pennsylvania.  The Company estimates it will invest an additional $33.7 million in 2024, excluding acquisitions, for completion of armoring and replacing the spillway of the Lake Williams dam, additional main extensions, wastewater treatment plant construction, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2024	2023
Operating Revenues	$17,628	$15,401
Net Income	$4,327	$3,653
Average Number of Common Shares Outstanding	14,325	14,276
Basic and Diluted Earnings per Common Share	$0.30	$0.26
Dividends Declared Per Common Share	$0.2108	$0.2027

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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